Free Writing Prospectus dated April 18, 2008
Filed pursuant to Rule 433
Registration Statement Nos. 333-147181 and 333-147181-01
Final Terms
April 18, 2008
Principal Life Income Fundings Trust 37
USD 300 million 7-year Fixed-Rate Secured Medium Term Notes
Bond Terms

Issuer	Principal Life Income Fundings Trust 37
Description of Securities	Secured Medium-Term Notes
Ratings	Aa2/AA
Size	$300,000,000
Trade Date	April 18, 2008
Settlement	April 25, 2008 (T+5)
Maturity	April 27, 2015
Coupon	5.550%
Coupon Payment Dates	Semi-annually on the 27th of April and October each year, subject to adjustment based on Following Business Day Convention, commencing October 27, 2008 and ending on the Maturity Date
Benchmark Treasury	4.00% Treasury Note due February 15, 2015
Benchmark Price/Yield	104-16+ / 3.256%
Denominations	$1,000 and integral multiples in excess thereof
Reoffer Spread	UST + 235 bps
Reoffer Price/Yield	99.679 / 5.606%
Gross Spread	16.6 basis points (0.166%)
Price to Issuer	99.513%
Proceeds to Issuer	$298,539,000.00
Joint Bookrunners	Banc of America Securities LLC Deutsche Bank Securities Inc. (Billing & Delivery) J.P. Morgan Securities Inc.
CUSIP	74254PYF3
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Bank of America, Deutsche Bank, or JP Morgan will arrange to send you the prospectus and prospectus supplement (and pricing supplement, when available) if you request it by calling Bank of America 1-800-294-1322 Deutsche Bank 1-212-250-2500, or JP Morgan 1-212-834-4533.